Exhibit 14

Excelsior LaSalle Property Fund, Inc. (the “Fund”)

Code of Business Conduct and Ethics Policy

Introduction

Set forth herein is the Code of Business Conduct and Ethics (the “Code”) adopted by the Board of Directors of the Fund. This Code summarizes basic guiding principles and standards of conduct to guide all employees, directors and officers of the Fund and its subsidiaries in meeting our goal to achieve the highest business and personal ethical standards as well as compliance with the laws and regulations that apply to our business. This Code covers a wide range of business practices and procedures, but it does not address every applicable law or respond to every ethical question or concern that may arise. All of our employees, directors and officers must conduct themselves accordingly in every aspect of our business and seek to avoid even the appearance of wrongdoing or improper behavior. Our standard has been, and will continue to be, to advance the highest standards of ethical conduct. We expect the Fund’s agents, manager, advisors, consultants, contractors, suppliers and representatives to be guided by the principles and standards set forth in this Code.

If you have questions regarding any of the goals, principles, or standards discussed or policies or procedures referred to in this Code or are in doubt about the best course of action to take in a particular situation, you should contact the Fund’s Chief Financial Officer (the “CFO”), or follow the guidelines set forth in Section 15 of this Code.

Every director, officer and employee has a duty to adhere to this Code and those who violate the standards in this Code will be subject to disciplinary action which may include suspension or dismissal and/or the reporting of violative conduct to appropriate regulatory and criminal authorities. If you are involved in a situation which you believe may violate or lead to a violation of this Code, follow the guidelines described in Section 15 of this Code.

We are committed to continuously reviewing and updating our policies and procedures. Therefore, this Code is subject to modification by the Board of Directors of the Fund. This Code supercedes all other such codes, policies, procedures, instructions, practices, rules or written or verbal representations concerning the subject matter of this Code to the extent they are inconsistent.

1. Compliance with Laws, Rules and Regulations

Obeying the law, both in letter and in spirit, is the foundation on which this Fund’s ethical standards are built. All employees, directors and officers must respect and obey the laws of the cities, states and countries in which we operate and the rules and regulations applicable to the Fund’s business. Although not all employees are expected to know the details of these laws, rules and regulations, it is important to know enough to determine when to seek advice from supervisors, managers or other appropriate personnel who should consult with the CFO as necessary or appropriate. Compliance with the law does not obviate the need to act with the highest honest and ethical standards.

To promote compliance with laws, rules, regulations and the policies of the Fund, including insider trading rules, other securities laws, and anti-discrimination and anti-harassment laws and policies, the Fund has established various compliance policies and procedures and, where appropriate, may conduct information and training sessions.

2. Conflicts of Interest

A “conflict of interest” exists when a person’s personal private interest interferes in any way — or even appears to interfere in any way — with the interests of the Fund. A conflict situation can arise when an employee, officer or director takes actions or has interests in connection with or as a result of a material transaction or relationship that may make it difficult for him or her or others to perform work or make decisions objectively and effectively in the Fund’s interest. Conflicts of interest may also arise when an employee, officer or director, or members of his or her family, receives improper personal benefits as a result of his or her position in the Fund. Conflicts of interest, unless approved in accordance with this Code, as applicable, are prohibited as a matter of Fund policy. Examples include the following:

(a) Employment/Outside Employment

In consideration of their employment with the Fund, employees are expected to devote their full attention to the business interests of the Fund. Employees are prohibited from engaging in any activity that interferes with their performance or responsibilities to the Fund or is otherwise in conflict with or prejudicial to the Fund. Our policies prohibit any employee from accepting simultaneous employment with a client, credit source, supplier, or competitor, or from taking part in any activity that enhances or supports a competitor’s position. If you have any questions regarding this requirement, you should contact the CFO.

(b) Outside Directorships

It is a conflict of interest to serve as a director of any company that competes with the Fund. Employees may not serve as a director of another company without first obtaining the approval of the Fund’s President. Directors are required to review with the Board of Directors of the Fund other proposed directorships to confirm that accepting such directorship is consistent with the Fund’s Corporate Governance Guidelines.

(c) Business Interests

If you are considering investing in a client, credit source, supplier or competitor, great care must be taken to ensure that these investments do not compromise your responsibilities to the Fund. Many factors should be considered in determining whether a conflict exists, including the size and nature of the investment; your ability to influence the Fund’s decisions; your access to confidential information of the Fund or of the other company; and the nature of the relationship between the Fund and the other company. The Board of Directors of the Fund must approve in advance any such investment.

(d) Related Parties

As a general rule, you should avoid conducting business or engaging in a transaction on behalf of the Fund with a family member or significant other, or with a company or firm with which you or a family member or significant other is a significant owner or associated or employed in a significant role or position. “Family members” include any person related by blood, adoption or marriage, including grandparents, aunts, uncles, nieces, nephews, cousins, stepchildren, stepparents, and in-laws. “Significant others” include co-habitants, domestic partners, and persons with whom an employee has (or reasonably expects to have) a consensual romantic, sexual, intimate or dating relationship.

The Audit Committee must review and approve in advance all material related party transactions or business or professional relationships. All instances involving such potential related party transactions or business or professional relationships must be reported to the CFO who will assess the materiality of the transaction or relationship and elevate the matter to the Audit Committee as appropriate. You must not enter into, develop or continue any such material transaction or relationship without obtaining such prior Audit Committee approval. The Fund must report all material related party transactions and business or professional relationships under applicable accounting rules and the Securities and Exchange Commission’s (the “SEC”) rules and regulations. Any dealings with a related party must be conducted in such a way as to avoid preferential treatment and assure that the terms obtained by the Fund are no less favorable than could be obtained from unrelated parties on an arm’s-length basis.

Conflicts of interest or the material nature of a transaction or relationship may not always be clear-cut; if questions arise, you should consult with the CFO before entering into, developing or continuing a transaction that could reasonably be expected to give rise to a conflict of interest.

(e) Other Situations

Because other conflicts of interest may arise, it would be impractical to attempt to list all possible situations. Any employee, officer or director who becomes aware of a conflict of interest or a potential conflict of interest should bring it to the attention of a supervisor, manager or other appropriate personnel or consult the guidelines described in Section 15 of this Code.

3. Insider Trading

Employees, officers and directors who have access to confidential information are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of our business. All non-public information about the Fund should be considered confidential information. To use non-public information about the Fund or any other company for personal financial benefit or to “tip” others who might make an investment decision on the basis of this information is not only unethical but also illegal. The misuse of sensitive information is contrary to Fund policies.

4. Public Disclosure

The Fund is committed to providing full, fair, accurate, timely and understandable disclosure in the periodic reports and other information it files with or submits to the SEC and in other public communications, such as press releases, earnings conference calls and industry conferences, made by the Fund. In meeting such standards for disclosure, the Fund’s executive officers and directors shall at all times strive to comply with the Fund’s disclosure obligations and, as necessary, appropriately consider and balance the need or desirability for confidentiality with respect to non-public negotiations or other business developments. The Fund’s President and CFO are responsible for establishing effective disclosure controls and procedures and internal controls for financial reporting within the meaning of applicable SEC rules and regulations. The Fund expects the President and CFO to take a leadership role in implementing such controls and procedures and to position the Fund to comply with its disclosure obligations and otherwise meet the foregoing standards for public disclosure.

No employee, officer or director should interfere with, hinder or obstruct the Fund’s efforts to meet the standards for public disclosure set forth above.

5. Corporate Opportunities

Employees, officers and directors are prohibited from exploiting for their own personal gain opportunities that are discovered through the use of corporate property, information or position unless the opportunity is fully disclosed to the Board of Directors of the Fund and the Board of Directors of the Fund declines to pursue such opportunity. No employee, officer or director may use corporate property, information, or position for improper personal gain, and no employee may compete with the Fund directly or indirectly. Employees, officers and directors owe a duty to the Fund to advance its legitimate interest when the opportunity to do so arises.

6. Competition and Fair Dealing

We seek to outperform our competition fairly and honestly. We seek competitive advantages through superior performance, never through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies is prohibited. Each employee, director and officer should endeavor to respect the rights of and deal fairly with the Fund’s customers, suppliers, consultants, tenants, competitors and employees. No employee, director or officer should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice.

The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers. Please discuss with your supervisor any gifts or proposed gifts which you are not certain are appropriate.

7. Discrimination and Harassment

The diversity of the Fund’s employees is a tremendous asset. It is the Fund’s policy to provide equal employment opportunity for all applicants and employees. The Fund does not unlawfully discriminate on the basis of race, color, religion, sex (including pregnancy, childbirth, or related medical conditions), sexual orientation, national origin, age, disability, marital status, veteran status, or any other basis prohibited under federal, state or local law. In addition, the Fund is committed to providing a workplace free of unlawful harassment. This includes not only sexual harassment, but also harassment on any of the bases set forth above.

All of our employees deserve a positive work environment where they will be respected and we are committed to providing an environment that supports honesty, integrity, respect, trust and responsibility. All of our employees should contribute to the creation and maintenance of such an environment and our executive officers and management and supervisory personnel should take a leadership role in achieving a work environment that meets our diversity standards and is free from the fear of retribution.

8. Health and Safety

The Fund strives to provide each employee with a safe and healthful work environment. Each employee has a responsibility for maintaining a safe and healthy workplace for all employees by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions.

Violence and threatening behavior are not permitted. Employees should report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol. The use of illegal drugs in the workplace will not be tolerated.

9. Record-Keeping

The purpose of this policy is to set forth and convey the Fund’s requirements in managing records, including all recorded information regardless of medium or characteristics. Records include paper documents, blueprints, schematics, CDs, computer hard disks, email, floppy disks, microfiche, microfilm or all other media. The Fund requires honest and accurate recording and reporting of information in order to make responsible business decisions.

Many employees, officers and directors regularly use business expense accounts, which must be documented and recorded accurately. If you are not sure whether a certain expense is legitimate, ask your supervisor or the CFO. Please refer to the Fund’s business travel policy for further information regarding business expenses.

The Fund’s responsibilities to its stockholders and the investing public require that all of the Fund’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Fund’s transactions and must conform both to applicable legal requirements and to the Fund’s system of internal controls and generally accepted accounting practices and principles. No one should rationalize or even consider misrepresenting facts or falsifying records. Unrecorded or “off the books” funds or assets should not be maintained unless permitted by applicable law or regulation.

Business records and communications often become public, and we should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies that can be misunderstood. This applies equally to e-mail, internal memos and formal reports. Records should always be retained or destroyed according to the Fund’s record retention policies. No record or document shall be destroyed which is the subject of a subpoena or other legal process or if there is a reasonable belief that litigation proceedings or government investigative proceedings are likely to occur and it is anticipated that such record or document is relevant to such proceedings. All employees are expected to comply with all federal, state and industry-specific record retention rules and requirements.

10. Confidentiality

Employees, directors and officers must maintain the confidentiality of confidential information entrusted to them by the Fund or its investors, except when disclosure is authorized by the President or CFO or required by laws or regulations. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Fund or its investors, if disclosed. It also includes information that investors and tenants have entrusted to us. The obligation to preserve confidential information continues even after employment ends.

The Fund and its employees, agents, consultants and contractors must cooperate with appropriate government inquiries and investigations. In this context, however, it is important to protect the legal rights of the Fund with respect to its confidential information. All government inquiries and requests for information, documents or investigative interviews (whether in person, by phone, email or written correspondence) must be referred to the President, who will be responsible for coordinating a response. No financial information may be disclosed without the prior approval of the CFO.

11. Protection and Proper Use of Fund Assets

All employees, directors and officers should endeavor to protect the Fund’s property, real property, electronic communications systems, information resources, facilities and equipment and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Fund’s profitability. Any suspected incident of fraud or theft should be immediately reported for investigation pursuant to Section 15 of this Code. Fund assets should not be used for non-Fund business, although we recognize that incidental personal use may be permitted without adversely affecting the interests of the Fund. Personal use of Fund assets must always be in accordance with Fund policy. You should consult your supervisor for appropriate guidance and permission.

The obligation of employees, directors and officers to protect the Fund’s assets includes its proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks and copyrights, as well as business, marketing and service plans, designs, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information would violate Fund policy. It could also be illegal and result in civil or even criminal penalties.

Unauthorized duplication of copyrighted computer software violates the law. You must neither engage in nor tolerate the making or using of unauthorized software copies and must comply will all license and purchase terms regulating the use of any software. The Fund will provide all software needed to meet legitimate needs.

12. Payments to Government Personnel

The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country.

In addition, there are a number of federal and state laws and regulations regarding business gratuities which may be accepted by U.S. or state government personnel. The promise, offer or delivery to an official or employee of the U.S. government or a state government of a gift, favor or other gratuity in violation of these rules would not only violate Fund policy but could also be a criminal offense. Local governments, as well as foreign governments, may have similar rules. You must consult with the CFO prior to making any such gifts.

13. Waivers of the Code of Business Conduct and Ethics

Any waiver of any provision of this Code for executive officers or directors must be approved by the Board of Directors of the Fund and will be promptly disclosed as required by applicable securities law or stock exchange regulation. With regard to employees who are not executive officers, waivers must be approved by the President.

14. Reporting any Illegal or Unethical Behavior; No Retaliation

It is your obligation and ethical responsibility to help enforce this Code, and to that end, you should promptly report violations of this Code in accordance with the guidelines set forth in Section 15 of this Code. Employees, directors and officers are encouraged to talk to supervisors, managers or other appropriate personnel about observed or suspected illegal, improper or unethical behavior and when in doubt about the best course of action in a particular situation. You should know that reprisal, threats, retribution or retaliation against any person who has in good faith reported a violation or a suspected violation of law, this Code or other Fund policies, or against any person who is assisting in any investigation or process with respect to such a violation, is both a violation of Fund policy and is prohibited by a variety of state and federal civil and criminal laws including the Sarbanes-Oxley Act of 2002. Accordingly, it is the policy of the Fund not to allow retaliation for reports of wrongdoing or misconduct by others made in good faith by employees. Employees, directors and officers are expected to cooperate in internal investigations of wrongdoing or misconduct.

15. Compliance Procedures

We must all work to ensure prompt and consistent action against violations of this Code. However, in some situations it is difficult to know right from wrong. Since we cannot anticipate every situation that will arise, you should keep in mind the following steps as you consider a particular problem or concern.

(a) Make sure you have all the facts. In order to reach the right solutions, we must be as fully informed as possible.

(b) Ask yourself: What specifically am I being asked to do or ignore? Does it seem illegal, unethical or improper? This will enable you to focus on the specific question you are faced with, and the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, it probably is.

(c) Clarify your responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss your concerns.

(d) You should report violations of this Code to or otherwise discuss your concerns in this regard with your supervisor. In many cases, your supervisor will be more knowledgeable about the question or concern, and will appreciate being brought into the decision-making process. Remember that it is your supervisor’s responsibility to help solve problems. Supervisors are obligated to report violations of this Code to the CFO.

(e) In the case where it may not be appropriate to report a violation to or discuss your concerns with your supervisor, or where you do not feel comfortable approaching your supervisor to report a violation or discuss your concerns, you may report the violation or discuss your concerns with the President or CFO.

(f) Reports of violations of this Code or other complaints made to the persons referenced above will be reviewed by the President or his designee, who shall either (i) conduct an investigation of the facts and circumstances as he deems appropriate and report his conclusions and remedial actions taken, if any, to the Audit Committee or (ii) report the alleged violation or other complaint to the Board of Directors of the Fund for further direction.

(g) Your communications of violations or concerns will be kept confidential to the extent feasible and appropriate, and except as required by law.

(h) All reports of violations of the Code will be promptly investigated and addressed. If you are not satisfied with the response, you may contact the Board of Directors of the Fund.

(i) Always ask first, act later: If you are unsure of what to do in any situation, seek guidance before you act.

16. Compliance Required

The matters covered in this Code are of the utmost importance to the Fund and its stockholders, and are essential to the Fund’s ability to conduct its business in accordance with its stated values. We expect all of our directors, officers, employees, agents, contractors, consultants and representatives to adhere to these rules in carrying out their duties for the Fund.

Any individual whose actions are found to violate these policies or any other policies of the Fund will be subject to disciplinary action, up to and including immediate termination of employment or business relationship. Where the Fund has suffered a loss, it may pursue its legal remedies against the individuals or entities responsible.

Where laws, rules or regulations have been violated, the Fund will cooperate fully with the appropriate authorities.

17. Administration

No code, including this one, can cover all situations. Similarly, exceptional circumstances may occur which do not fit neatly within the guidelines of this Code or where strict application of this Code may not produce a fair result. Overall administration of this Code including its interpretation and amendment is under the authority of the Board of Directors of the Fund.